EUGENE M EGEBERG
CERTIFIED PUBLIC ACCOUNTANT
2400 BOSTON STREET, SUITE 102
BALTIMORE, MARYLAND  21224
Telephone (410) 218-1711

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of the following:

1.
Our Audit Report dated May 29, 2012 with respect to the audited balance sheet of Vyrian Inc and related statement of income and expenses, statement of stockholders’ equity, and cash flows for the period from November 1, 2011 (inception) through March 31, 2012.

2.
Our  Review Report dated September 17,2012 with respect to the reviewed balance sheet of Vyrian Inc and related statement of expenses, changes in stockholders’ equity, and cash flows for the Quarter from April 1, 2012 to June 30, 2012.

3.	We also consent to the references to us under the heading “Experts” in such Registration Statement

Eugene M Egeberg
Certified Public Accountant
Baltimore, MD
September 18, 2012